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Exhibit 1.5

                         OAKTREE CAPITAL MANAGEMENT, LLC
                             333 SOUTH GRAND AVENUE
                                LOS ANGELES, CA.

                                 August 3, 1999

Emerson Radio Corp.
9 Entin Road
Parsippany, NJ  07054

Geoffrey P. Jurick
c/o Emerson Radio Corp.
9 Entin Road
Parsippany, NJ  07054

Dear Sirs,

         Oaktree Capital Management, LLC, on behalf of investment funds for which it is investment manager ("Oaktree"), is pleased to submit its expression of interest (the "Offer") regarding the potential acquisition of certain securities of Sport Supply Group, Inc. ("Sport") on the terms and conditions set forth below.

              1. Form of Transaction. The proposed transaction will be effected by the following steps:

         (a) Oaktree will purchase certain claims (the "Claims") against Geoffrey P. Jurick ("Jurick")for Twenty Million Dollars ($20,000,000) pursuant to the attached Option Agreement (the "Option Agreement"). In conjunction therewith, Oaktree will deliver to Jurick items (i) through (iv) and (vi) of
Section 1(d) of the Option Agreement and Jurick and Emerson Radio Corp. ("Emerson") will deliver to Oaktree items (i) and (ii) of Section 1(e) of the Option Agreement.

         (b) Oaktree will purchase from Emerson the 2,269,500 shares of common stock of Sport owned by Emerson and the 1,000,000 $7.50 warrants to purchase Sport common stock owned by Emerson in exchange for (i) Oaktree's assistance in arranging the transactions reflected herein, (ii) an executed consent amending the indenture for Emerson's outstanding publicly owned debt (the "Bonds") so as to permit these transactions and otherwise eliminate restrictive covenants,
(iii) surrender of $13,889,000 face amount of Bonds and (iv) Fifteen Million Dollars ($15,000,000).

         (c) Emerson will make a Twenty-Three Million Dollar ($23,000,000) self-tender for its common stock at a price of not less than One Dollar ($1.00) per share.

         (d) Jurick will purchase the Claims from Oaktree and Oaktree will assign the Claims to Jurick for (i) transfer to Oaktree of Jurick's 300,000 $7.50 options for Sport common stock and (ii) Eighteen Million Eight Hundred Thousand Dollars ($18,800,000)in cash.

         (e) Jurick will tender all of the shares of Emerson common stock owned by him (including those in the custody of the U.S. District Court for the District of New Jersey) to the Emerson self-tender described in (c) above. Jurick agrees that in no event will he be permitted to receive more than Eighteen Million Eight Hundred
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Thousand Dollars ($18,800,000) for the shares which he so tenders. Jurick will assign the proceeds from such tender to Oaktree to satisfy his obligation described above in (d)(ii).

         (f) Emerson will amend its bank facility or enter into a new replacement bank facility releasing the lien on the Sport securities owned by Emerson and giving Emerson the ability, after completion of the transactions reflected herein, to continue its business operations with adequate working capital.

         (g) Emerson and Sport will enter into a mutually satisfactory extension of the Management Services Agreement between them with the terms thereof acceptable to Oaktree.

         (h) Closing of the transactions described in the Option Agreement and in sections (a) through (g) above to occur simultaneously (the "Closing"). Without limitation thereof, Oaktree will not close the transactions reflected in the Option Agreement without the closing of the other items listed in this section (h).

         2. Conditions of the Offer. The Offer is conditional upon the occurrence of all of the following:

         (a) Completion of Oaktree's pre-acquisition due diligence review of Sport, with results satisfactory (in Oaktree's sole discretion) to Oaktree.

         (b) Negotiation and execution of definitive legal documentation reflecting the transactions outlined in section 1 above, on mutually acceptable terms and containing customary representations, warranties, covenants and conditions, and the receipt of all necessary governmental approvals.

         (c) Receipt by Emerson's board of directors of a fairness opinion from an investment banking firm reasonably satisfactory to Oaktree relating to the transactions described herein.

         (d) Receipt by Emerson of all necessary Board of Director and shareholder approvals; provided, however, that Jurick agrees to vote his shares of common stock of Emerson in favor of the proposed transactions.

         3. Sport Agreements. Emerson agrees to use its best efforts to cause Sport, subject to execution of a mutually acceptable confidentiality agreement, to provide Oaktree access to information regarding Sport necessary to complete Oaktree's due diligence review described in section 2(a) above. Emerson agrees to use its best efforts to cause Sport to consent, at the Closing, to the transfer to Oaktree of the Sport securities referred to above.

         4. Break-Up Fee. If the Closing does not occur because of the consummation of the sale of all or substantially all of Emerson's Sport securities to a third party either as a result of or after an offer by a third party to purchase the Sport securities owned by Emerson and/or Jurick or to purchase Sport securities generally, Emerson shall, upon the sale of any of Emerson's Sport securities, pay to Oaktree a break-up fee of One Million Dollars ($1,000,000) in cash.

         5. Termination of the Offer. The Offer will terminate upon termination of the option pursuant to the Option Agreement.

         6. Fees and Expenses. Each party hereto shall bear its respective expenses incurred in connection with the negotiation and consummation of the proposed acquisition; provided, however, that if (i) the Closing does not occur for any reason other than Oaktree deciding not to go forward with the transaction, (ii) the Offer terminates pursuant to section 5 above and (iii) Oaktree is not paid the fee described in section 4 above, then Emerson shall pay to Oaktree, promptly upon submission by Oaktree of evidence of its expenses, one-half (1/2) of Oaktree's out of pocket expenses incurred in attempting to complete the transactions reflected herein, up to a total reimbursement to Oaktree not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
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         7. Binding Effect. Except with respect to sections 4 through 6 above, this letter shall not constitute a binding contract among the parties hereto but instead purports to set forth the present intentions of the parties with respect to the terms proposed to be incorporated in definitive legal documentation.

         8. Governing Law. This letter agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the conflict of law rules thereof.

         If you are in agreement with the foregoing, please sign, date and return the enclosed copy of this letter, which will thereupon constitute our agreement in principle with respect to the matters set forth herein, but shall not be a legally binding agreement, except with respect to paragraphs 4 through 6 hereof.

                                 Very truly yours,

                                 OAKTREE CAPITAL MANAGEMENT, LLC

                                 By:/s/ Stephen Kaplan
                                    ---------------------------
                                    Name:  Stephen Kaplan
                                    Title: Principal



                                 By:/s/ Michael P. Harmon
                                    ---------------------------
                                    Name:  Michael Harmon
                                    Title: Vice President

Accepted to and agreed by


EMERSON RADIO CORP.




By:  /s/ Geoffrey P. Jurick
    ---------------------------------------
         Name:  Geoffrey P. Jurick
         Title: Chairman of the Board,
                Chief Executive Officer and
                President

This 3rd day of August, 1999.






/s/ Geoffrey P. Jurick
---------------------------------------
         Geoffrey P. Jurick

This 3rd day of August, 1999.